SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)


                                     SCIENT
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    80864H109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     5/17/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


                         (Continued on following pages)

                               Page 1 of 13 Pages

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 2 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA CAPITAL VII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3240153
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY             NONE
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                8,164,970                    5,791,199
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   NONE
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,164,970                    5,791,199
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,164,970                                                  5,791,199
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     11.3%                                                      7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 3 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA TECHNOLOGY PARTNERS VII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     77-0428059
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY             NONE
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                356,940                      253,169
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   NONE
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   356,940                      253,169
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     356,940                                                    253,169
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 4 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SC VII-A MANAGEMENT, LLC
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3240154
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY             NONE
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                8,664,686                    6,145,635
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   NONE
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,664,686                    6,145,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,664,686                                                  6,145,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     12%                                                        8.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 5 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA INTERNATIONAL PARTNERS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3260980
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY             NONE
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                142,776                      101,267
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   NONE
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   142,776                      101,267
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     142,776                                                    101,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 6 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MICHAEL MORITZ
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER           AMENDMENT 2000
              SHARES
           BENEFICIALLY            41,885                      150,153
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER          AMENDMENT 2000

                                   8,664,686                    6,145,635
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   41,885                       150,153
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,664,686                    6,145,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,706,571                                                  6,295,788
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     12.1%                                                      8.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 7 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     DOUGLAS LEONE
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER           AMENDMENT 2000
              SHARES
           BENEFICIALLY            41,676                      150,153
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                8,664,686                    6,145,635
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   41,676                       150,153
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,664,686                    6,145,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,706,362                                                  6,295,788
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     12.1%                                                      8.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 8 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MARK STEVENS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER           AMENDMENT 2000
              SHARES
           BENEFICIALLY            34,406                      123,870
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                8,664,686                    6,145,635
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   34,406                       123,870
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,664,686                    6,145,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,699,092                                                  6,269,505
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     12.1%                                                      8.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 9 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     THOMAS F STEPHENSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER           AMENDMENT 2000
              SHARES
           BENEFICIALLY            29,464                      106,147
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                8,664,686                    6,145,635
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   29,464                       106,147
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,664,686                    6,145,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,694,150                                                  6,251,782
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     12.1%                                                      8.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 10 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     J. THOMAS MCMURRAY
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER           AMENDMENT 2000
              SHARES
           BENEFICIALLY            19,019                      67,920
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER          AMENDMENT 2000
              PERSON
               WITH                8,664,686                    6,145,635
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   19,019                       67,920
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,664,686                    6,145,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,683,705                                                  6,213,555
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     12.0%                                                      8.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 11 of 13 Pages
----------------------------                        ----------------------------


ITEM 1.

     (a) Name of Issuer: Scient

     (b) Address of Issuer's Principal Executive Offices:
                                          One Front Street
                                          San Francisco, CA  94111


ITEM 2.

     (a) Name of Persons Filing:          Sequoia Capital VII ("SC VII")
                                          SC VII-A Management, LLC  ("SC VII-A")
                                          Sequoia Technology Partners VII
                                            ("STP VII")
                                          Sequoia International Partners ("SIP")
                                          Michael Moritz ("MM")
                                          Douglas Leone  ("DL")
                                          Mark Stevens  ("MS")
                                          Thomas F. Stephenson  ("TFS")
                                          J. Thomas McMurray  ("JTM")

         SCVII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS, TFS and JTM are Managing Members of SC VII-A.

     (b) Address of Principal Business Office or, if none, Residence:
                                          3000 Sand Hill Road, 4-280
                                          Menlo Park, CA  94025

     (c) Citizenship:    MM, DL, MS, TFS, JTM: USA
                         SC VII-A, SC VII, STP VII, SIP:  California

     (d) Title of Class of Securities:    Common

     (e) CUSIP Number:                    8086H109


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 NOT APPLICABLE

ITEM 4. Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 12 of 13 Pages
----------------------------                        ----------------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

         Instruction. Dissolution of a group requires a response to this item.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE


ITEM 10. CERTIFICATION

     (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

----------------------------                        ----------------------------
CUSIP NO.  80864H109                13 G                  Page 13 of 13 Pages
----------------------------                        ----------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 6, 2001

Sequoia Capital VII
Sequoia Technology Partners VII
Sequoia International Partners

By:    SC VII-A Management, LLC
       A California Limited Liability Company
       General Partner of Each


By:  Managing Members


________________________________
Michael Moritz


________________________________
Douglas Leone


________________________________
Mark Stevens


________________________________
Thomas F. Stephenson


________________________________
J. Thomas McMurray